Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is entered into as of the 3rd day of April, 2013, by and between the CITY OF RIVIERA BEACH, a municipality in Palm Beach County, Florida (the "City") and SOLITRON DEVICES, INC., a Florida corporation ("Solitron").

WITNESSETH:

WHEREAS, in the early 1990s Solitron filed for reorganization in the Bankruptcy Court for the Southern District of Florida (Case No. 92-30190-BKC-RAM) and the Court approved a payment to the City in the aggregate amount of $204,166.67 to be paid in quarterly payments of $1,046.49 (the "Installment Payment Obligation"); and

WHEREAS, the first payment was made on June 30, 1995 and quarterly payments have been made since leaving an outstanding balance of $133,599.88; and

WHEREAS, the parties have agreed that in consideration of a lump sum payment of $82,000, the Installment Payment Obligation will be terminated and shall be deemed fully satisfied upon the terms and conditions provided below.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

1.             Termination of Installment Payments. In consideration of the payment of the lump sum provided in paragraph 2, the Installment Payment Obligation shall be terminated and deemed fully satisfied.

2.             Payment. Upon execution of this Agreement, Solitron shall pay in full to the City the sum of $82,000.

3.             Due Authorization and Enforceability. Each party represents and warrants to the other that this Agreement has been duly and validly authorized and constitutes the legal, valid and binding obligation of the parties enforceable against it by the other party.

4.             Miscellaneous.

a.           Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Florida. Any action brought by either party against the other arising out of this Agreement shall be brought only in the state court in Palm Beach County, State of Florida.

b.           Entire Agreement. This Agreement contains all of the terms, promises, covenants and conditions made by or entered into by and between the parties with regard to the subject matter hereof and supercedes all prior discussions and agreements with regard thereto, whether written or oral.

c.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the City and Solitron have caused this Agreement to be executed on the proper authority as of the date first above written.

CITY OF RIVIERA BEACH		SOLITRON DEVICES, INC.

BY:	/s/ THOMAS A. MASTERS	BY:	/s/ SHEVACH SARAF
	THOMAS A. MASTERS		SHEVACH SARAF
	MAYOR		CHAIRMAN AND PRESIDENT

ATTEST:

BY:	/s/ CARRIE E. WARD
CARRIE E. WARD, MMC
CITY CLERK

APPROVED AS TO FORM AND LEGAL SUFFICIENCY

BY:	/s/ PAMALA H. RYAN
PAMALA H. RYAN CITY ATTORNEY

DATE:	4/3/13